EXHIBIT 11.1

                         INTERNATIONAL COMPUTEX, INC.

                      COMPUTATION OF NET INCOME PER SHARE



                                        Three Months                  Six Months
                                       ended June 30,               ended June 30,
                                     1996           1997          1996          1997
                                 -----------    -----------   -----------   -----------
Pro forma net income                213,819        269,223       364,906       441,728

Weighted average number
   of common and common
   equivalent shares are as
   follows:

   Weighted average common
      shares outstanding          2,125,000      2,875,000     2,125,000     2,500,000

   Shares issued from
      assumed exercise
      of common stock
      equivalents (1)               232,836        237,596       232,836       237,596
                                 -----------    -----------   -----------   -----------

Weighted average number
   of common and common
   equivalent shares
   outstanding                    2,357,836      3,112,596     2,357,836     2,737,596
                                 ===========    ===========   ===========   ===========

Per share data:
   Net income                      $   .09        $   .09       $   .15       $   .16
                                 ===========    ===========   ===========   ===========


(1) Shares issued from assumed exercise of common stock equivalents include the number of incremental shares which would result from applying the treasury stock method.